Exhibit 4.15

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN

THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN

OMITTED AND FILED SEPARATELY WITH THE

SECURITIES AND EXCHANGE COMMISSION PURSUANT TO

RULE 24B-2 OF THE SECURITIES EXCHANGE

ACT OF 1934, AS AMENDED

SUPPLY AGREEMENT

This Supply Agreement (the “Agreement”) is made and entered into effective as of December 19, 2005 (the “Effective Date”) by and between GPC Biotech AG, a German corporation, having its place of business at Fraunhoferstrasse 20, 82152 Martinsried/Munich, Germany (“GPC Biotech”); and Pharmion GmbH, a Swiss limited liability company and wholly-owned subsidiary of Pharmion Corporation, a Delaware corporation, having a place of business at Aeschenvorstadt 71, 4051 Basel, Switzerland (“Licensee”). GPC Biotech and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties have entered into a Co-Development and License Agreement of even date herewith (the “License Agreement”), pursuant to which GPC Biotech grants a license to Licensee, and Licensee obtains a license, to Develop and Commercialize the Licensed Product (each as defined therein); and

WHEREAS, in accordance with the terms of the License Agreement, the Parties are required to enter into an agreement providing for the supply by GPC Biotech to Licensee of all of Licensee’s requirements of the Licensed Product; and

WHEREAS, GPC Biotech desires to supply the Licensed Product to Licensee, and Licensee desires to purchase the Licensed Product, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1 “Affiliate” shall mean, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.2 “Agreement” shall have the meaning set forth in the preamble to this Agreement.

1.3 “API” shall mean the Licensed Compound as defined in the License Agreement.

1.4 “API Facility” shall mean the Manufacturing facility of the API Subcontractor.

1.5 “API Subcontractor” shall mean, as of the Effective Date, Johnson Matthey Inc. or any other Person appointed by GPC Biotech thereafter and approved by Licensee in writing to supply API, which approval shall not be unreasonably withheld or delayed.

1.6 “Applicable Law” shall mean applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, that may be in effect from time to time.

1.7 “Arbitration Rules” shall have the meaning set forth in Section 9.11.2.

1.8 “Breaching Party” shall have the meaning set forth in Section 8.2.

1.9 “Business Day” shall mean a day other than a Saturday or Sunday on which banking institutions in Munich, Germany are open for business.

1.10 “Calendar Quarter” shall mean each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1.

1.11 “Calendar Year” shall mean each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

1.12 “cGMP” shall mean (a) the current good manufacturing practices for the methods used in, and the facilities and controls used for, the Manufacture of the Licensed Product promulgated by any Regulatory Authority including, without limitation, US cGMP, the EU Good Manufacturing Guidelines, the International Conference on Harmonization Guidelines and any other applicable laws, guidelines and/or regulations, together with the latest FDA and other applicable guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time.

1.13 “Claims” shall have the meaning set forth in Section 7.1.

1.14 “CMC Sections” shall mean the Chemistry, Manufacturing and Controls sections of any Regulatory Documentation, including all information included therein.

1.15 “Complaining Party” shall have the meaning set forth in Section 8.2.

1.16 “Dispute” shall have the meaning set forth in Section 9.11.1.

1.17 “Distributor” shall have the meaning set forth in the License Agreement.

1.18 “Drug Master File” shall have the meaning set forth in the License Agreement.

1.19 “Effective Date” shall mean the effective date of this Agreement as set forth in the preamble to this Agreement.

1.20 “Exploitation” shall have the meaning set forth in the License Agreement.

1.21 “Facilities” shall mean (a) the API Facility, (b) the Finishing Facility, and (c) any Manufacturing facility of GPC Biotech or its Affiliates.

1.22 “FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.

1.23 “FFDCA” shall mean the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time.

1.24 “Finishing Facility” shall mean the Manufacturing facility of the Finishing Subcontractor or the Manufacturing facility of GPC Biotech or its Affiliate, as determined by GPC Biotech.

1.25 “Finishing Subcontractor” shall mean, as of the Effective Date, [...***...], or any other Person appointed by GPC Biotech thereafter to supply Licensed Product in bulk capsule form, and approved by Licensee in writing, which approval shall not be unreasonably withheld or delayed.

1.26 “Forecast(s)” shall have the meaning set forth in Section 2.2.1.

1.27 “Full Product Batch” shall mean a specific quantity of Licensed Product equal to approximately 480,000 units comprised of approximately [...***...] units of [...***...] capsules and approximately [...***...] units of [...***...] capsules.

1.28 “GPC Biotech” shall have the meaning set forth in the preamble to this Agreement.

1.29 “Indemnification Claim Notice” shall have the meaning set forth in Section 7.3.

1.30 “Indemnified Party” shall have the meaning set forth in Section 7.3.

1.31 “Initial Forecast” shall have the meaning set forth in Section 2.2.1.

1.32 “Joint Manufacturing Committee” or “JMC” shall have the meaning set forth in Section 2.1.4.

1.33 “License Agreement” shall have the meaning set forth in the first recital to this Agreement.

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1.34 “Licensed Product” shall mean the “Licensed Product” as defined in the License Agreement that has been Manufactured by or on behalf of GPC Biotech and delivered to Licensee pursuant to the terms of this Agreement.

1.35 “Licensee” shall have the meaning set forth in the preamble to this Agreement.

1.36 “Licensee Territory” shall have the meaning set forth in the License Agreement.

1.37 “Losses” shall have the meaning set forth in Section 7.1.

1.38 “Major Market Country” shall have the meaning set forth in the License Agreement.

1.39 “Manufacturing” shall mean all activities, steps and processes relating to the production, manufacture, processing and holding of the Licensed Product or any intermediate thereof, including stability testing, quality assurance and quality control. The terms “Manufacture” and “Manufactured” refer to the act of Manufacturing.

1.40 “Manufacturing Cost” shall have the meaning set forth in the License Agreement.

1.41 “Manufacturing Process” shall mean any process or step thereof that is necessary or useful for Manufacturing the Licensed Product or any intermediate thereof as evidenced in the batch records or master batch records.

1.42 “Materials” shall mean all raw materials, excipients, and containers required in connection with the Manufacture of the Licensed Product, excluding API.

1.43 “Notice Period” shall have the meaning set forth in Section 8.2.

1.44 “Party” and “Parties” shall have the meaning set forth in the preamble to this Agreement.

1.45 “Permits” shall have the meaning set forth in Section 6.1.1.

1.46 “Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.47 “Purchase Order” shall mean a written purchase order submitted by Licensee to GPC Biotech in accordance with Section 2.2.2.

1.48 “Quality Agreement” shall mean the quality assurance agreement between the Parties to be agreed upon within ninety (90) days of the Effective Date.

1.49 “Regulatory Authority” shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Licensed Product in the Licensee Territory.

1.50 “Regulatory Documentation” shall have the meaning set forth in the License Agreement.

1.51 “Reserve Inventory” shall have the meaning set forth in Section 2.1.2.

1.52 “Specifications” shall mean the list of tests, references to any analytical procedures and appropriate acceptance criteria which are numerical limits, ranges or other criteria for tests described in order to establish a set of criteria to which Licensed Product, at any stage of Manufacture, should conform to be considered acceptable for its intended use as agreed to in writing by the Parties within ninety (90) days of the Effective Date, as such specifications are amended or supplemented from time to time in accordance with the terms hereof. Without limiting the generality of the foregoing, the Specifications shall be consistent with all applicable Regulatory Documentation filed prior to the Effective Date and shall specify that the Licensed Products, when delivered to Licensee, shall have a minimum remaining shelf life of not less than seventy five percent (75%) of the maximum shelf life that is available for the Licensed Products at the time of Manufacture.

1.53 “Subcontractor” shall mean either the API Subcontractor or the Finishing Subcontractor.

1.54 “Sublicensee” shall have the meaning set forth in the License Agreement.

1.55 “Supply Failure” shall have the meaning set forth in Section 8.5.

1.56 “Supply Price,” with respect to any Licensed Product delivered hereunder, shall mean one hundred and ten percent (110%) of the Manufacturing Costs for such Licensed Product.

1.57 “Term” shall have the meaning set forth in Section 8.1.

1.58 “Third Party” shall mean any Person other than GPC Biotech, Licensee and their respective Affiliates and Sublicensees.

1.59 “US cGMP” shall mean current good manufacturing practices for the methods used in, and the facilities and controls used for, the Manufacture of the Licensed Products, all as set forth from time to time by the FDA pursuant to the FFDCA and the rules and regulations promulgated thereunder (including specifically Title 21, parts 210 and 211 of the Code of Federal Regulations of the United States).

ARTICLE II

SUPPLY OF PRODUCT

2.1 Purchase and Supply Obligations. Subject to the provisions of this Agreement, during the Term Licensee shall, and Licensee shall cause its Sublicensees to, purchase one hundred percent (100%) of their requirements of Licensed Product in bulk capsule form according to the Specifications for sale in the Licensee Territory from GPC Biotech, and GPC Biotech shall Manufacture and supply such quantities of Licensed Product to Licensee. GPC Biotech shall not supply Licensed Products to any Third Party within the Licensee Territory. In the event that GPC Biotech, at any time during the Term, has reason to believe that it or any Subcontractor will be unable to perform the services hereunder or that there will be a material delay in performance thereof, GPC Biotech shall (without limiting any other obligations GPC Biotech may have or rights or remedies Licensee may have ) promptly notify Licensee thereof.

2.1.1. Subcontracting. Licensee acknowledges and agrees that GPC Biotech may subcontract or delegate any or all of its obligations hereunder to any Subcontractor; provided that any change in Subcontractors requires Licensee’s prior written consent and such subcontracting or delegation shall in no way relieve GPC Biotech of its obligations hereunder except to the extent that such obligations are performed by a Subcontractor. GPC Biotech shall ensure that any Subcontractor engaged by GPC Biotech to Manufacture Licensed Product Manufactures the Licensed Product pursuant to the terms of this Agreement.

2.1.2. API and Materials; Reserve Inventory. GPC Biotech or its Subcontractors shall obtain and provide all API, Materials and equipment required to Manufacture the Licensed Products hereunder. During the Term of this Agreement, GPC Biotech shall maintain, at its own expense, a reserve inventory of API and capsule shells to be used in the future Manufacturing of Licensed Products (“Reserve Inventory”) in an amount equal to twice Licensee’s Forecast for the then-current Calendar Quarter. When using Reserve Inventory in order to Manufacture Licensed Products in accordance with this Agreement, GPC Biotech and its Subcontractors shall manage such inventory with its own inventories of API and Materials on a “first expiry, first out” basis to maximize shelf life and minimize spoilage. GPC Biotech shall properly store all inventories of API and Materials (including such Reserve Inventory) prior to use in accordance with cGMP and the Specifications.

2.1.3. Facilities. GPC Biotech shall Manufacture all Licensed Product hereunder only at the Facilities. GPC Biotech shall maintain, or shall cause its Subcontractors to maintain, at their own expense, the Facilities and all equipment required for the Manufacture of the Licensed Product in a state of repair and operating efficiency consistent with the requirements of cGMP and all other Applicable Law.

2.1.4. Joint Manufacturing Committee. The JEC (as defined in the License Agreement) will establish a Joint Manufacturing Committee comprising an equal number of representatives of both Parties (the “JMC”). The JMC shall have the overall responsibility for overseeing the Parties’ activities with respect to the Manufacture of Licensed Product hereunder and, in particular, the JMC shall (a) discuss any proposed changes to the Manufacturing Process or Specifications; (b) oversee and coordinate regulatory activities relating to Manufacturing; (c) oversee and establish work plans for analytical methods transfer; (d) coordinate product supply activities; and (e) engage in any other activities or assume any other responsibilities delegated to it by the JEC. The JEC will establish the meeting schedule and decision-making rules that the JMC will follow in carrying out its responsibilities.

2.2 Forecasts and Purchase Orders.

2.2.1. Not later than ninety (90) days following the Effective Date, Licensee shall provide GPC Biotech with a good faith, written forecast of its anticipated requirements of the Licensed Product and proposed delivery dates thereof for the period beginning on the Effective Date and ending six (6) full Calendar Quarters thereafter (“Initial Forecast”). Not later than thirty (30) days prior to the beginning of the first full Calendar Quarter after the Initial Forecast and each subsequent full Calendar Quarter of the Term, Licensee shall submit to GPC Biotech a good faith, written forecast of its anticipated requirements of the Licensed Product and proposed delivery dates thereof for such Calendar Quarter and the five (5) Calendar Quarters thereafter (such forecasts, together with the Initial Forecast, the “Forecasts”) (for example, not later than thirty (30) days prior to the Calendar Quarter that begins April 1, 2007, Licensee shall submit a Forecast covering the period from April 1, 2007 through September 30, 2008). The quantities of Licensed Product and delivery dates applicable to the first two (2) Calendar Quarters in each Forecast shall constitute a binding obligation of Licensee to purchase and of GPC Biotech to supply such quantities and shall not be subject to change without the prior written approval of both GPC Biotech and Licensee.

2.2.2. Licensee shall order Licensed Product by the issuance of Purchase Orders to GPC Biotech at least one hundred twenty (120) days prior to the delivery date specified in each respective Purchase Order. Each Purchase Order shall designate the desired quantities of Licensed Product and the delivery date(s) thereof, and each Purchase Order must be consistent with the binding portion of the most recently delivered Forecast and shall constitute a binding commitment by Licensee to order from GPC Biotech and by GPC Biotech to deliver to Licensee when placed. All Purchase Orders shall be for Full Product Batch quantities of Licensed Product or integral multiples thereof.

2.2.3. GPC Biotech shall confirm acceptance of each Purchase Order submitted in accordance with Section 2.2.2 within thirty (30) days after receipt thereof and shall use commercially reasonable efforts to deliver

Licensed Product against each Purchase Order in accordance with the delivery date set forth therein.

2.2.4. Each Purchase Order shall be subject to all of the terms and conditions of this Agreement. To the extent any terms or provisions of a Purchase Order or the written acceptance thereof by GPC Biotech conflict with, or are in addition to, the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control.

2.3 Delivery Terms; Risk of Loss. GPC Biotech shall deliver all Licensed Product Manufactured hereunder EXW (as defined in Incoterms 2000) the Finishing Facility. Title to all Licensed Product shall pass to Licensee at the time of delivery.

2.4 Regulatory Approvals. GPC Biotech shall, and shall cause its Subcontractors to, permit any applicable Regulatory Authority to inspect the Facilities and otherwise cooperate fully with such agencies and GPC Biotech shall, and shall cause its Subcontractors to, provide Licensee with such information and assistance as Licensee may reasonably request in order for Licensee to comply with the requirements of such Regulatory Authorities in regard to the Licensed Product. The Parties further agree that GPC Biotech shall, and shall cause its Subcontractors to, use commercially reasonable efforts, at Licensee’s expense, to cooperate in any registration process in the Licensee Territory undertaken by Licensee in accordance with the License Agreement. On or prior to the date agreed to by the Parties (in consultation with the JMC) in connection with the Development of the Licensed Product, GPC Biotech shall, and shall cause its Subcontractors to, at its expense, compile and file a Drug Master File with all Regulatory Authorities in the Major Market Countries in the Licensee Territory that accept such filings. If any Regulatory Authorities in the Licensee Territory do not allow for referencing Drug Master Files for purposes of obtaining Regulatory Approval for the Licensed Product, GPC Biotech shall, and shall cause its Subcontractors to, provide Licensee with all information required to complete the CMC Sections of any Regulatory Documentation required to be submitted in the Major Market Countries in the Licensee Territory as soon as reasonably practicable.

2.5 Change Control. GPC Biotech shall Manufacture Licensed Product according to cGMP and the applicable Specifications. GPC Biotech shall notify Licensee of any and all changes it proposes in its Manufacturing (including API and Materials), Subcontractors, Facilities, Manufacturing Process or Specifications relating to Licensed Product. GPC Biotech or Licensee may, at any time, request a change to the Manufacturing Process or the Specifications related to the Licensed Product. GPC Biotech and its Subcontractors agree to implement any change to the Manufacturing Process or Specifications that is required by a Regulatory Authority or by Applicable Law in the Licensee Territory. In the event of any other request to modify the Manufacturing Process or Specifications, both Licensee and GPC Biotech shall promptly meet to evaluate such proposed changes including the effect of such changes on the regulatory filings related to the Licensed Product and the costs associated with Manufacturing. No such change shall be made without the approval of both Parties; provided that such approval shall not be unreasonably withheld. To the extent that any change is required by Regulatory Authorities in both the GPC Biotech Territory and the Licensee Territory, the costs associated with implementing such change will be considered Collaboration Costs under the License Agreement. The costs associated with implementing all other changes will be the responsibility of (a) GPC Biotech, if GPC Biotech or its Subcontractors requested the change or the change was required by Regulatory Authorities anywhere in the GPC Biotech Territory, or (b) Licensee, if Licensee requested the change or the change was required by Regulatory Authorities anywhere in the Licensee Territory.

2.6 Lot Numbers. GPC Biotech shall imprint the lot numbers and expiration dates on Licensed Product containers, as required by cGMP, for each Licensed Product delivered. Such lot numbers and expiration dates shall be assigned to each lot by GPC Biotech based on GPC Biotech’s or its Subcontractor’s standard operating procedures.

2.7 Analytical Methods Transfer. Licensee shall be responsible for primary and secondary packaging and release testing for Licensed Products to be sold by Licensee in the Licensee Territory. In accordance with a work plan and budget to be agreed upon by Licensee and GPC Biotech, GPC Biotech shall provide Licensee with (a) validated analytical methods and reference standards; (b) details of the packaging materials that GPC Biotech has used for its stability studies; and (c) technical support required to transfer the methods to a Third Party laboratory selected by Licensee to perform release testing of Licensed Product provided to Licensee hereunder. The transfer of analytical methods and other related technology hereunder shall be under the supervision and direction of the JMC. Licensee shall pay GPC Biotech’s actual out-of-pocket expenses in connection with conducting the activities described in this Section 2.7.

2.8 Licensed Product Failure and Rejection; Latent Defects. With each delivery of Licensed Product hereunder, GPC Biotech shall provide a Certificate of Analysis and a Certificate of Compliance, in a form agreed to by the Parties, along with all other documentation required pursuant to the Quality Agreement. Within thirty (30) days following delivery to Licensee of such Licensed Product and all such documentation, Licensee shall have the right to give GPC Biotech notice of rejection of any batch of Licensed Product that, in whole or part, fails to meet the applicable Specifications at the time of delivery. Failure by Licensee to give notice of rejection within the period set forth above shall be deemed acceptance by it of the Licensed Product to which the notice of rejection would have otherwise applied. GPC Biotech retains the right of appeal to an independent laboratory as provided in Section 2.16 of this Agreement. Notwithstanding the foregoing, the requirement for Licensee to provide notice of rejection within the period set forth above shall not apply to any defect not readily discoverable by Licensee within such thirty (30) day period. In the event of any Licensed Product with defects not readily discoverable by Licensee within such thirty (30) day period, notwithstanding anything to the contrary contained herein, Licensee may reject such Licensed Product by delivering notice of rejection to GPC Biotech no later than the earlier of: (a) thirty (30) days after the date of discovery of such defect or (b) expiration of the shelf life of the Licensed Product. If Licensee fails to notify GPC Biotech of such defect within such time period, Licensee shall be deemed to have accepted such Licensed Product. Licensee shall promptly supply GPC Biotech with any evidence it has that relates to whether any Licensed Product delivered to Licensee by GPC Biotech fails to meet the applicable Specifications.

2.9 Inspection. Licensee shall have the right, no more than once during any Calendar Year during the Term, except for any additional “for cause” inspections where Licensee has been informed of quality issues at any of the Facilities, to enter the Facilities upon reasonable advance notice and during normal business hours for the purpose of inspecting the Facilities, procedures and any relevant records relating to the Manufacture of Licensed Product (including all batch sheets and records for all Manufacturing steps); provided, however, that, with respect to any audit of a Subcontractor’s facility, Licensee agrees to enter into a customary confidentiality agreement reasonably acceptable to such Subcontractor prior to such audit and upon such Subcontractor’s request; and provided further, that any inspection of the API Facility or Finishing Facility shall be coordinated with any inspection planned by GPC Biotech. No such inspection shall diminish or increase GPC Biotech’s obligations hereunder, except that GPC Biotech shall, and shall cause its Subcontractors to, undertake to use commercially reasonable efforts to correct promptly any deficiencies reasonably identified by Licensee in such inspection. In the event that any Facility used in the Manufacturing of Licensed Product hereunder is inspected by representatives of any Regulatory Authority in connection with the Manufacture of the Licensed Product, GPC Biotech shall notify Licensee immediately by telephone and follow up in writing, upon learning of such inspection, and shall promptly supply Licensee with copies of any reports or responses prepared by the Regulatory Authority, GPC Biotech or the applicable Subcontractor relating to such inspection. Licensee may send representatives to such Facility and Licensee may participate in any portion of such inspection relating to the Licensed Product of which GPC Biotech receives advance notice.

2.10 Manufacturing Records. GPC Biotech shall, and shall cause its Subcontractors to, maintain adequate and accurate books and records with respect to its and their activities hereunder, including Manufacturing records and lot traceability records, with respect to each Licensed Product lot delivered hereunder. These records shall be retained until Licensee gives GPC Biotech written consent for records to be destroyed, which consent shall not be unreasonably withheld; provided, however, that in no event shall records be destroyed at any time when such records are required to be retained by Applicable Law. Notwithstanding the foregoing, GPC Biotech shall, prior to discarding any documentation related to the Manufacture of Licensed Product, make such documentation available for collection by Licensee at Licensee’s expense.

2.11 Batch Records. Upon request by Licensee, GPC Biotech shall make available for review copies of the individual and master batch records received from Subcontractors and used for any step in the Manufacture of Licensed Product delivered hereunder. Licensee may use the information in such batch records as provided in the License Agreement, including in regulatory submissions in order to gain or maintain regulatory approvals.

2.12 Deviations. GPC Biotech agrees that it or its Subcontractor’s quality assurance function shall review the Manufacturing records for all steps and all lots of Licensed Product delivered hereunder. Upon discovery of any deviation from cGMP or from any warranty hereunder, GPC Biotech shall promptly notify Licensee and conduct an appropriate investigation to determine the cause of such deviation and take appropriate action at its expense to avoid recurrence. GPC Biotech shall provide Licensee with the applicable documentation of such deviations and report to Licensee on the results of the subsequent investigation and corrective actions taken to address such deviations.

2.13 Warning Letters. Each Party shall promptly notify the other Party of, and provide the other Party with copies of, any correspondence and/or other documentation received or prepared by the Party in connection with receipt of any warning letter or other regulatory correspondence from the FDA or any other Regulatory Authority in connection with the Manufacture of the Licensed Product; provided that GPC Biotech may redact from such communications portions thereof which it is required to keep confidential pursuant to binding agreements with Third Parties.

2.14 Annual Reports. GPC Biotech shall supply, on a Calendar Year basis, Licensed Product data related to applicable complaint test results, all investigations (regarding Manufacturing) and the like, at Licensee’s expense, which Licensee reasonably requires in order to complete any filing under any applicable regulatory regime, including any annual product review report that Licensee is required to file with any applicable Regulatory Authority.

2.15 Communication With Governmental Agencies. Subject to the rights and obligations set forth in the License Agreement, each Party may communicate with any governmental agency, including but not limited to governmental agencies responsible for granting regulatory approval for the Licensed Product, regarding such Licensed Product if, in the opinion of that Party’s counsel, such communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation; provided, however, that, unless in the reasonable opinion of its counsel there is a legal prohibition against doing so, such Party shall permit the other Party to accompany and take part in relevant communications with the agency, to receive copies of all such communications from the agency and to review and provide comments on any written communication with any Regulatory Authority or other government agency prior to submitting such communication.

2.16 Quality Claims.

2.16.1. Independent Laboratory. In the event of any disagreement between GPC Biotech and Licensee relating to Licensed Product conformance to the Specifications at the time of delivery thereof by GPC Biotech to Licensee, the Parties shall use good faith efforts to reach an amicable resolution of such disagreement. In the event that resolution cannot be reached by the Parties within fifteen (15) Business Days, a mutually agreed upon, neutral, independent laboratory meeting the requirements of cGMP shall be brought in to resolve the disagreement upon the request of either Party. Such laboratory shall use the test methods contained in the applicable Specifications. The cost of such laboratory shall be borne by the Party determined by the laboratory to be the non-prevailing Party in such disagreement. The findings of such laboratory shall be binding on Licensee and GPC Biotech solely with respect to determining whether a particular batch, portion of a batch, or multiple batches of Licensed Product conform with the Specifications. Notwithstanding anything set forth in this Agreement to the contrary, GPC Biotech expressly understands and agrees that Licensee shall have the sole and final authority to determine whether all or a portion of any batch of Licensed Product is suitable for release and distribution. In those instances where Licensee has rejected any Licensed Product which has otherwise, according to the provisions of this Section 2.16.1, been deemed suitable for use, Licensee shall pay

GPC Biotech for such Licensed Product in accordance with the terms of this Agreement.

2.16.2. Certain Remedies for Non-Conforming Licensed Product. In the event that any Licensed Product delivered hereunder is determined to be not in conformance with the applicable Specifications at the time of delivery, such Licensed Product shall be returned by Licensee to GPC Biotech at GPC Biotech’s expense and GPC Biotech shall use commercially reasonable efforts to replace such nonconforming Licensed Product within sixty (60) days of such return at no extra charge to Licensee. In the event GPC Biotech cannot replace such nonconforming Licensed Product within such sixty (60) day period, it shall refund to Licensee the amount paid therefor. GPC Biotech shall also reimburse Licensee for freight and any other shipment expenses incurred by Licensee in connection with the disposition or return of any rejected Licensed Product. Licensee acknowledges and agrees that in no event shall GPC Biotech have any liability of any kind for Licensed Product that fails to conform to the applicable Specifications due to acts, omissions or circumstances occurring after the delivery thereof.

2.17 Second Source; Allocation of Inventory and Supply.

2.17.1. The Parties intend to have identified and qualified one or more second source manufacturers for the Licensed Products and API during the term of this Agreement. Except as set forth in Section 8.5 in the event of a Supply Failure, the second source manufacturer shall be selected and qualified by GPC Biotech, with Licensee’s written approval, in accordance with the terms of GPC Biotech’s existing agreements with its Subcontractors; provided that any such second source shall be approved by applicable Regulatory Authorities and shall comply with the provisions of Section 2.4 hereof with respect to the completion of a Drug Master File or, if applicable, CMC Sections of any Regulatory Documentation required to be submitted in the Licensee Territory. The schedule for the qualification of the second source will be agreed upon by the JMC promptly after the Effective Date.

2.17.2. In addition to the requirements of Section 2.1.2 hereof with respect to Reserve Inventory levels, in the event of any shortage of available supply of API, Materials or Licensed Product for any reason, GPC Biotech shall, during the period of any such shortage, allocate at least [...***...] of its available Manufacturing capacity at the Facilities to supply Licensed Product to Licensee under this Agreement.

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ARTICLE III

CONSIDERATION

3.1 Payment Terms; Price.

3.1.1. Invoicing. Concurrently with or promptly following the delivery of any Licensed Product hereunder, GPC Biotech shall submit to Licensee an invoice covering such Licensed Product. Each such invoice shall, to the extent applicable, identify Licensee’s Purchase Order number, Licensed Product and lot numbers, names and quantities, unit price and the total amount to be remitted by Licensee. In addition, each invoice shall include documentation that, in reasonable detail, supports GPC Biotech’s calculation of Manufacturing Cost in a format to be agreed upon by the Parties. Licensee shall pay all such invoices within forty five (45) days after receipt thereof.

3.1.2. Purchase Price. The purchase price to be paid by Licensee for all Licensed Product delivered hereunder shall be an amount equal to the Supply Price for such Licensed Product.

3.1.3. Use of Product From Validation Batches. The Parties intend that where Licensed Product Manufactured in any validation batches produced by GPC Biotech or its Subcontractors satisfies all of the requirements set forth in Article 6 hereof, such product may be provided to Licensee under the terms of this Agreement for sale in the Licensee Territory. In this event, where the Manufacturing Costs for the Licensed Products produced in such validation batches were included in Collaboration Costs under the License Agreement, Licensee shall be entitled to a credit applicable against the Supply Price in an amount equal to the portion of such Collaboration Costs specifically attributable to the Manufacture of such validation batches paid by Licensee under the License Agreement.

3.1.4. Estimate of Future Manufacturing Costs; Audits. On or before the date that is twelve (12) months prior to the anticipated date of commercial launch of the Licensed Products in the Licensee Territory and annually thereafter, GPC Biotech shall notify Licensee of its estimated Manufacturing Cost for the Licensed Product that will apply for the next one-year period and provide supporting documentation for such Manufacturing Cost calculations. The JMC shall meet to review the estimated Manufacturing Costs provided hereunder and to consider any actions that might be taken to reduce such Manufacturing Costs. GPC Biotech shall maintain reasonably detailed and complete records of its Manufacturing Costs in accordance with generally accepted accounting principles applicable in the United States during the term of this Agreement and for a period of not less than three (3) years from the expiration date of each batch to which such records pertain or such longer period as may be required by Applicable Law. Licensee shall have the right, no more than once during any Calendar Year during the Term, to conduct an audit of GPC Biotech’s books and records upon reasonable advance notice and during normal business hours for the purpose of verifying Manufacturing Costs invoiced to Licensee hereunder.

3.2 Mode of Payment. All payments to GPC Biotech under this Agreement shall be made by deposit of Euros in the requisite amount to such bank account as GPC Biotech may from time to time designate by notice to Licensee.

3.3 Taxes. The purchase price payable by Licensee for Licensed Product in accordance with Section 3.1.2 excludes all sales, use, value added or other similar taxes or duties payable in connection with the sale of such Licensed Product; any and all of which shall be the sole responsibility of Licensee.

3.4 Interest on Late Payment. If any payment due to GPC Biotech under this Agreement is overdue on any amounts invoiced that are not subject to a good faith dispute by Licensee, then Licensee shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of the lesser of four percent (4%) above the prime rate as reported in The Wall Street Journal, Eastern Edition, and the maximum rate allowed by Applicable Law, such interest to run from the date upon which payment of such sum became due until payment thereof in full together with such interest.

ARTICLE IV

INTELLECTUAL PROPERTY

4.1 Ownership of Specifications and Manufacturing Process. Licensee acknowledges and agrees that, as between the Parties, the Specifications and Manufacturing Processes for the Licensed Product shall be the sole and exclusive property of GPC Biotech, subject to the licenses granted to Licensee under the License Agreement.

ARTICLE V

CONFIDENTIALITY

5.1 Confidentiality and Non-Disclosure. Each Party acknowledges and agrees that any information furnished or otherwise made known to it, directly or indirectly, by the other Party in connection with this Agreement shall constitute Confidential Information of the other Party for all purposes of the License Agreement, except to the extent that any such information is not included in the Definition of Confidential Information pursuant to Section 11.1 of the License Agreement. Notwithstanding anything in the foregoing sentence to the contrary, Licensee acknowledges and agrees that Specifications and Manufacturing Processes for the Licensed Product shall constitute the Confidential Information of GPC Biotech subject to all applicable terms and conditions set forth in the License Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of GPC Biotech. GPC Biotech represents, and warrants to Licensee that:

6.1.1. It or its Subcontractors have obtained (or shall obtain prior to Manufacturing Licensed Product), and shall remain in compliance with during the Term, all permits, licenses and other authorizations (the “Permits”) which are required by Applicable Law to the Manufacture Licensed Product as specified by this Agreement and for qualification of the Facilities for such purposes; provided, however, GPC Biotech shall have no obligation under this Agreement to obtain Permits relating to the sale, marketing, distribution or use of API or Licensed Product or with respect to the labeling of Licensed Product;

6.1.2. All Manufacturing under this Agreement shall be conducted in accordance in all respects with cGMP, including (i) availability of adequate personnel and facilities to comply with such requirements and (ii) all other processes, methods and requirements necessary for compliance with cGMP and all other Applicable Laws, the Manufacturing Process, the Quality Agreement and the Specifications. In addition, all Manufacturing shall be conducted in accordance with GPC Biotech’s or its Subcontractor’s standard operating procedures;

6.1.3. At the time of delivery thereof to Licensee, the Licensed Product Manufactured under this Agreement, shall be in conformance with the applicable Specifications and shall not be adulterated or misbranded within the meaning of the FFDCA or any substantially similar definition under other Applicable Law;

6.1.4. It has not been debarred, nor is it subject to a pending debarment, and shall not use the services of any Persons debarred pursuant to section 306 of the FFDCA, 21 U.S.C. § 335(a) or (b) in any capacity associated with or related to the Manufacture of the Licensed Product. GPC Biotech shall promptly inform Licensee in writing of any debarment, or the commencement of any debarment or like proceedings against GPC Biotech, its employees, officers, agents or Subcontractors, during the Term. GPC Biotech also warrants that neither GPC Biotech nor any of its officers or employees has been convicted of a felony under the U.S. federal law for conduct relating to the development or approval, including the process for development or approval, of any drug product, new drug application or abbreviated new drug application and neither GPC Biotech nor any of its officers or employees has been convicted of a felony under the U.S. federal law for conduct relating to the regulation of any product under the FFDCA; and

6.1.5. To GPC Biotech’s Knowledge, as of the Effective Date, GPC Biotech is in compliance in all material respects with the terms of its agreements with Subcontractors relating to the Facilities (the “Subcontractor Agreements”). GPC Biotech covenants to Licensee and agrees that it shall use all commercially reasonable efforts not to take any action or omit to take any action that would constitute a breach of the Subcontractor Agreements or enter into any amendment to the Subcontractor Agreements, which amendment would be reasonably likely to have a material adverse effect on the Manufacturing of the

Licensed Product in the Licensee Territory or GPC Biotech’s ability to perform its obligations under this Agreement. GPC Biotech shall provide Licensee promptly with notice of the occurrence of any such breach or any notice alleging that GPC Biotech has committed any such breach.

6.2 Representations and Warranties of Each Party. Each Party represents and warrants to the other Party that it has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights of any kind held by other parties, private or public, inconsistent with the provisions of this Agreement.

6.3 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 6.1 AND 6.2, GPC BIOTECH MAKES NO REPRESENTATIONS AND GRANTS NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND GPC BIOTECH SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. LICENSEE’S EXCLUSIVE REMEDY FOR BREACH OF WARRANTY BY GPC BIOTECH SHALL BE DIRECT DAMAGES AND GPC BIOTECH’S OBLIGATION TO REPAIR OR REPLACE THE LICENSED PRODUCT AND RESUBMIT IT TO LICENSEE IN ACCORDANCE WITH THE PROVISIONS OF SECTION 2.8.

ARTICLE VII

INDEMNITY

7.1 Indemnification of GPC Biotech. Licensee agrees to indemnify, defend and hold harmless GPC Biotech, its Affiliates and their respective directors, officers, employees and agents from and against any and all losses, damages liabilities, lawsuits, proceedings, costs and expenses arising therefrom, including without limitation, reasonable attorneys’ fees and the cost of recalls (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Claims”) arising from or occurring as a result of (a) the breach by Licensee of this Agreement or (b) the negligence or willful misconduct on the part of Licensee in performing its obligations under this Agreement, except for those Losses for which GPC Biotech has an obligation to indemnify Licensee pursuant to Section 7.2 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability; provided, however, that Licensee shall not be obligated to indemnify GPC Biotech for any Losses to the extent that such Losses arise as a result of gross negligence or willful misconduct on the part of GPC Biotech or any of its Affiliates.

7.2 Indemnification of Licensee. Subject to Section 7.4, GPC Biotech agrees to indemnify, defend and hold harmless Licensee, its Affiliates and their respective directors, officers, employees and agents from and against any and all Losses in connection with any and all Claims arising from or occurring as a result of (a) the breach by GPC Biotech or any Subcontractor of this Agreement or (b) the negligence or willful misconduct on the part of GPC

Biotech or any Subcontractor in performing its obligations under this Agreement or a Subcontract, except for those Losses for which Licensee has an obligation to indemnify Licensee pursuant to Section 7.1 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability; provided, however, that GPC Biotech shall not be obligated to indemnify Licensee for any Losses to the extent that such Losses arise as a result of gross negligence or willful misconduct on the part of Licensee or any of its Affiliates, Sublicensees or Distributors.

7.3 Indemnification Procedures.

7.3.1. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such indemnified Party intends to base a request for indemnification under Section 7.1 or 7.2, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Claims.

7.3.2. At its option, the indemnifying Party or, if GPC Biotech is the indemnifying Party and at GPC Biotech’s option, any Subcontractor, may assume the defense of any Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice, which notice shall include an express agreement to undertake the defense of such Claim in accordance with the provisions of this Article 7. The assumption of the defense of a Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Claim, the indemnifying Party may appoint as lead counsel in the defense of the Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Claim. Should the indemnifying Party assume the defense of a Claim, except as provided in Section 7.3.1, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Claim. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Claim, the Indemnified Party shall reimburse the indemnifying

Party for any and all costs and expenses (including attorneys’ fees and costs of suit) incurred by the indemnifying Party in its defense of the Third Party Claim.

7.3.3. Without limiting Section 7.3.2 above, any Indemnified Party shall be entitled to participate in, but not control, the defense of such Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing, (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 7.3.2 (in which case the Indemnified Party shall control the defense) or (c) the interests of the Indemnified Party and the indemnifying Party (or, if applicable, an indemnifying Subcontractor) with respect to such Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable law, ethical rules or equitable principles.

7.3.4. With respect to any Loss relating solely to the payment of money damages in connection with a Claim that shall not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate; provided that such disposition includes as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release of all liability in respect thereof. With respect to all other Losses in connection with any Claim, where the indemnifying Party has assumed the defense of the Claim in accordance with Section 7.3.2, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). Regardless of whether the indemnifying Party chooses to defend or prosecute any Claim, no Indemnified Party shall admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party, such consent not to be unreasonably withheld or delayed.

7.3.5. If the indemnifying Party chooses to defend or prosecute any Claim, the Indemnified Party shall, and shall cause each Indemnified Party to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

7.3.6. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

7.4 Limitations.

7.4.1. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES (OR WITH RESPECT TO LICENSEE, ITS SUBLICENSEES OR DISTRIBUTORS), OR WITH RESPECT TO CLAIMS UNDER SECTION 7.1 OR 7.2, NO PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT.

7.4.2. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PARTIES AGREE THAT THE AGGREGATE MONETARY LIABILITY OF GPC BIOTECH FOR ANY BREACH OF THE TERMS OF THIS AGREEMENT BY A SUBCONTRACTOR SHALL BE SUBJECT TO ANY LIMITATIONS ON LIABILITY SPECIFIED IN GPC BIOTECH’S AGREEMENT WITH SUCH SUBCONTRACTOR; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 7.4.2 SHALL OPERATE TO LIMIT GPC BIOTECH’S LIABILITY OR LICENSEE’S REMEDIES SPECIFIED IN THE LICENSE AGREEMENT OR ANY NON-MONETARY REMEDIES EXPRESSLY PROVIDED IN THIS AGREEMENT.

ARTICLE VIII

TERM AND TERMINATION

8.1 Term. Unless earlier terminated as provided herein, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall expire on a country-by-country basis on the date of expiration or termination of the License Agreement for any reason with respect to such country or countries.

8.2 Termination of this Agreement for Material Breach. In the event that either Party (the “Breaching Party”) shall be in material default in the performance of any of its material obligations under this Agreement, in addition to any other right and remedy the other Party (the “Complaining Party”) may have, the Complaining Party may terminate this Agreement, in its entirety by sixty (60) days’ prior written notice (the “Notice Period”) to the Breaching Party, specifying the breach and its claim of right to terminate; provided always that the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach complained about during the Notice Period (or, if such default cannot be cured within such sixty (60)-day period, if the Breaching Party commences actions to cure such default within the Notice Period and thereafter diligently continues such actions; provided further that such default is cured within one hundred eighty (180) days after the receipt of such notice), except in the case of a payment default (with respect to amounts invoiced by GPC Biotech that are not subject to a good faith dispute by Licensee), as to which the Breaching Party shall have only a ten (10)-day cure period.

8.3 Termination by Either Party. Either Party shall have the right to terminate this Agreement by written notice to the other Party upon the occurrence of any of the following: (a) the other Party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or becomes subject to involuntary proceedings under any bankruptcy or insolvency law (which proceedings remain undismissed for sixty (60) days) or (b) a force majeure event pursuant to Section 9.6.

8.4 Accrued Rights; Surviving Obligations.

8.4.1. Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

8.4.2. Materials. Upon termination of this Agreement for any reason except termination by Licensee pursuant to Section 8.2, Licensee promptly shall reimburse GPC Biotech for the actual costs of all API, Materials and work in process in the possession of GPC Biotech or its Subcontractors, or which GPC Biotech or its Subcontractors have committed to purchase (unless cancelable); provided that the amounts of such API, Materials and work in process shall not exceed the quantities necessary to Manufacture the amount of Licensed Product specified in the binding portion of the most recently submitted Forecast (as provided in Section 2.2.2), unless the Parties mutually agree that inventory levels of API and Materials may exceed the requirements for such periods; provided further that Licensee shall only be liable for any such inventory of API, Materials and work in process including excess inventory mutually agreed by the Parties, that is not otherwise usable by GPC Biotech in the ordinary course of business.

8.4.3. Survival. Without limiting the foregoing, Sections 2.8, 2.10, 2.16, 3.2, 3.3, 3.4, 6.3, 9.1, 9.2, 9.3, 9.5, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13, 9.15, 9.16, this Section 8.4, and Articles IV, V and VII of this Agreement shall survive the termination or expiration of this Agreement for any reason.

8.5 Failure of Supply. In the event of a Supply Failure (as defined below), Licensee shall have the right to identify, establish and maintain a Third Party manufacturer as a second source for the supply of Licensed Product or API, as applicable (a “Second Source”). No later than ten (10) Business Days after a Supply Failure, the JMC shall establish a schedule and budget for activities and responsibilities of the parties, including technology transfer, required to establish the Second Source. Promptly after the selection of a Second Source for the Licensed Product by Licensee and such Second Source enters into a written agreement with GPC Biotech, GPC Biotech shall commence transfer to such Second Source of technology relating to the Manufacturing Process for the Licensed Product which transfer shall be completed as soon as practicable thereafter, subject to the applicable terms of such agreement. Such agreement shall include (a) licenses under Intellectual Property Rights Controlled by GPC Biotech to the extent required to enable the Second Source to Manufacture the Licensed Products for Licensee and (b) adequate protection for the trade secrets and other confidential information of GPC Biotech relating to transferred technology. GPC Biotech shall bear the expenses (including any payments to Third Parties) associated with the activities under this Section 8.5, unless the cause of the Supply Failure is a Force Majeure event (as described in Section 9.6) in which case such costs and expenses shall be deemed “Collaboration Costs” subject to the terms of the License Agreement. For purposes of this Section 8.5, a “Supply Failure” shall be deemed to occur if, at any time during the term of this Agreement, GPC Biotech fails to deliver to Licensee an amount of Licensed Product conforming to the requirements of Article 6 hereof of less than (i) [...***...] of the quantities specified in Purchase Orders over a period of [...***...]; or (ii) [...***...] of the quantities specified in Purchase Orders over a period of [...***...], where in each case such quantities were properly forecast and ordered by Licensee in accordance with this Section 2. In addition, if either Party becomes aware of any conditions or circumstances affecting the supply of Licensed Products or the Facilities that could reasonably be expected to lead to a Supply Failure, such Party will inform the other Party thereof. In such event, Licensee may then begin the process of identifying and contacting potential Second Sources and Licensee shall work with the JMC in establishing a contingency plan for the technology transfer activities specified herein.

ARTICLE IX

MISCELLANEOUS

9.1 Notices.

9.1.1. Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the

***	Confidential Treatment Requested

Parties at their respective addresses specified in Section 9.1.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 9.1. Such Notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second business day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 9.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

9.1.2. Address for Notice

If to Licensee, to:

Pharmion GmbH

Aeschenvorstadt 71,

4051 Basel,

Switzerland

Attention: Director

Facsimile: +41 61 305 9899

with a copy to:

Pharmion Corporation

2525 28th Street

Boulder, Colorado 80301

Attention: VP and General Counsel

Facsimile: 720 564 9191

If to GPC Biotech, to:

GPC Biotech AG

Fraunhoferstrasse 20

82152 Martinsried/Munich, Germany

Attention: Chief Executive Officer

Facsimile: +49 89 85 65 2610

with a copy to:

GPC Biotech Inc.

101 College Road East

Princeton, NJ 08540, U.S.A.

Attention: General Counsel

Facsimile: +1 609 524 1050

9.2 Governing Law, Jurisdiction, Venue and Service.

9.2.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

9.2.2. Jurisdiction. Subject to Sections 9.3 and 9.11, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

9.2.3. Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New York or in the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.2.4. Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 9.1.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

9.3 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

9.4 Assignment. Without the prior written consent of the other Party hereto, neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that (a) GPC Biotech may, without such consent, delegate its obligations hereunder in accordance with Section 2.1.1, (b) either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with any assignment of the License Agreement as permitted under Section 15.4 of the License Agreement;

provided that in the case of such assignment to an Affiliate, such assigning Party shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder. Any attempted assignment or delegation in violation of the preceding sentence shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of GPC Biotech or Licensee, as the case may be. In the event either Party seeks and obtains the other Party’s consent to assign or delegate its rights or obligations to another Party, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.

9.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

9.6 Force Majeure. Notwithstanding anything to the contrary contained herein, neither Party shall be deemed to be in breach hereof or be liable for non-performance, defective or late performance of any of its obligations under this Agreement (other than obligations to pay money) to the extent and for such periods of time as such non-performance, defective or late performance is due to reasons of strike, riots, war, act of God, invasion, fire, explosion, floods, delay of carrier, shortage in the supply of Materials, acts of government or governmental agencies or instrumentalities (other than such acts that arise from or relate to violations of Applicable Law by the affected Party) and any other contingencies beyond the Parties’ or any Subcontractor’s reasonable control. The Party affected shall give written notice to the other Party of any material delay due to such causes. In the event a force majeure event prevents a Party’s performance under this Agreement for one hundred eighty (180) consecutive days, the other Party may (in addition to all other rights of such Party under this Agreement, including Section 8.5) terminate this Agreement upon thirty (30) days prior written notice to the other Party, but such termination shall not be deemed a breach by the Party affected by the force majeure condition.

9.7 No Benefit to Other Persons. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

9.8 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on related to the Parties from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

9.9 Relationship of the Parties. It is expressly agreed that GPC Biotech, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither GPC Biotech, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so, such consent not to be unreasonably withheld or delayed. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

9.10 References. Unless otherwise specified, (a) references in this Agreement to any Article or Section shall mean references to such Article or Section of this Agreement, (b) references in any section to any clause are references to such clause of such section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

9.11 Dispute Resolution.

9.11.1. General. Except with respect to Section 2.16, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then either Party shall have the right to refer such dispute to the Chief Executive Officer of GPC Biotech and the Chief Executive Officer of Licensee who shall confer on the resolution of the issue. Any final decision mutually agreed to by such representatives shall be conclusive and binding on the Parties. If such officers are not able to agree on the resolution of an issue within twenty (20) Business Days after such issue was first referred to them, either Party may, by written notice to the other Party, elect to initiate arbitration pursuant to Section 9.11.2 for purposes of having the matter settled.

9.11.2. Arbitration. Any arbitration under this Agreement shall take place at a location to be agreed by the Parties; provided, however, that in the event that the Parties are unable to agree on a location for an arbitration under this Agreement within five (5) days of the demand therefor, such arbitration shall be held in New York, New York. Any arbitration under this Agreement shall be administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect (the “Arbitration Rules”). The Parties shall appoint an arbitrator by mutual agreement. If the Parties cannot agree on the appointment of an arbitrator within thirty (30) days of the demand for arbitration, an arbitrator shall be appointed in accordance with the Arbitration Rules. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve the Dispute submitted to such arbitration in accordance with this Agreement; provided, however, that the arbitrator shall not have the power to alter, amend or otherwise affect the terms or the provisions of this Agreement. Judgment upon any award rendered pursuant to this Section may be entered by any court having jurisdiction over the Parties’ other assets. The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration, unless the arbitrator shall otherwise allocate such costs, expenses and fees between the Parties. The Parties agree that all arbitration awards shall be final and binding on the Parties and their Affiliates. The Parties hereby waive the right to contest the award in any court or other forum. Except to the extent necessary to confirm or enforce an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content or results of an arbitration without the prior written consent of both Parties.

9.11.3. Interim Relief. Notwithstanding anything herein to the contrary, nothing in this Section shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a dispute, if necessary to protect the interests of such Party. This Section shall be specifically enforceable.

9.12 Entire Agreement. This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Notwithstanding the foregoing, in event of any conflict between the terms of this Agreement and the terms of the License Agreement, the terms of the License Agreement shall control and take precedence. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

9.13 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

9.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures and such signatures shall be deemed to bind each Party hereto as if they were original signature.

9.15 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

9.16 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

[SIGNATURE PAGE FOLLOWS.]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

GPC BIOTECH AG		PHARMION GMBH

Signature:	/s/ Elmar Maier, PhD	Signature:	/s/ Patrick J. Mahaffy
Name:	Elmar Maier, PhD	Name:	Patrick J. Mahaffy
Title:	SVP Business Development	Title:	Director

Signature:	/s/ Bernd R. Seizinger, M.D., PhD	Signature:	/s/ Erle T. Mast
Name:	Bernd R. Seizinger, M.D., PhD	Name:	Erle T. Mast
Title:	CEO	Title:	Director

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